EXHIBIT 99.1
ODYSSEY HEALTHCARE REPORTS SECOND QUARTER EARNINGS
          DALLAS, TEXAS (BUSINESS WIRE)—August 1, 2005)—Odyssey HealthCare, Inc. (Nasdaq: ODSY) DALLAS, one of the largest providers of hospice care in the United States, today announced financial results for the second quarter ended June 30, 2005.
Net patient service revenue for the second quarter of 2005 increased 7.3 percent to $93.2 million, compared to $86.8 million for the second quarter of 2004. Net income for the quarter was $7.3 million, a 22.1 percent decrease from the $9.3 million for the corresponding quarter in 2004. Earnings per diluted share were $0.21, a 16.0 percent decrease from the $0.25 reported for second quarter 2004. Net income for the quarter was impacted by a $2.0 million accrual for the Medicare cap payment. Cash flow from operations for the quarter was $16.4 million.
For the six months ended June 30, 2005, net patient service revenue grew 5.5 percent to $181.0 million, compared to $171.5 million in the first half of last year. Net income for the six-month period was $12.6 million, a 26.8 percent decrease from the $17.2 million for the corresponding period of 2004. Operating cash flow for the first six months of 2005 was $30.7 million. Earnings per diluted share for the six-month period were $0.36, a 21.7 percent decrease from the $0.46 for the first six months of 2004.
The average daily patient census for the second quarter of 2005 was 7,891, a 2.3 percent increase over the 7,714 average daily patient census for the second quarter of 2004. For the six months ended June 30, 2005, the average daily patient census was 7,751, a 3.0 percent increase over the 7,522 average daily patient census for the corresponding period of 2004. The company admitted 8,278 patients in the second quarter of 2005, a 7.1 percent increase over the 7,726 for the corresponding quarter of 2004. The average length of stay for the second quarter of 2005 was 80 days, compared to 79 days in the second quarter of 2004 and 85 days in the first quarter of 2005. The average length of stay for the first six months of 2005 was 83, compared to 77 days for the first six months of 2004.
The trend of increasing average daily patient census continued throughout the second quarter as a result of a variety of growth initiatives the company began in late 2004. The average daily census during the quarter was 7,779 in April, 7,862 in May and 8,033 in June.
The Company also announced that on August 1, 2005 it acquired two hospices, one in Huntsville, Alabama and one in Los Angeles, California. The two acquired hospice programs currently serve approximately fifty patients each.
Odyssey will host a conference call to discuss the quarter on Tuesday, August 2, 2005, at 9 a.m. (EDT). The call will be broadcast live and can be accessed through the Investor Relations section of the company’s website at www.odsyhealth.com. An online archive of the broadcast, commencing approximately two hours after the live call, will also be available for two weeks.

Headquartered in Dallas, Odyssey has 74 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions; adverse changes in reimbursement levels under Medicare and Medicaid programs; increases in inflation including inflationary increases in patient care costs; adverse changes in the Medicare payment cap limits and increases in the company’s Medicare payment cap accrual; decline in patient census growth; challenges inherent in and potential changes in the company’s growth and expansion strategy; the ability to attract and retain healthcare professionals; the company’s dependence on patient referral sources and potential adverse changes in patient referral practices of those referral sources; changes in state or federal income, franchise or similar tax laws and regulations; adverse changes in the state and federal licensure and certification laws and regulations; adverse results of regulatory surveys; delays in licensure and/or certification; government and private party legal proceedings and investigations; adverse changes in the competitive environment in which the company operates; and the disclosures contained under the headings “Overview of Government Payments” and “Some Risks Related to Our Business” in “Item 1. Business” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” respectively, of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005, and in Odyssey’s most recent other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net patient service revenue	$93,170	$86,818	$180,998	$171,508
Operating expenses:
Direct hospice care	51,733	46,024	100,158	93,351
General and administrative	28,100	22,905	55,204	45,164
Provision for uncollectible accounts	714	1,693	3,301	3,024
Depreciation	894	838	1,797	1,604
Amortization	143	173	291	332

	81,584	71,633	160,751	143,475

Income from operations	11,586	15,185	20,247	28,033
Other income (expense):
Interest income	349	46	518	93
Interest expense	(57)	(23)	(103)	(23)

	292	23	415	70

Income before provision for income taxes	11,878	15,208	20,662	28,103
Provision for income taxes	4,621	5,898	8,062	10,890

Net income available to common stockholders	$7,257	$9,310	$12,600	$17,213

Net income per common share:
Basic	$0.21	$0.25	$0.36	$0.47

Diluted	$0.21	$0.25	$0.36	$0.46

Weighted average shares outstanding:
Basic	34,343	36,608	34,597	36,583
Diluted	34,935	37,586	35,137	37,719
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ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share amounts)

	June 30,	December 31,
	2005	2004
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$15,233	$24,851
Short-term investments	37,040	8,407
Accounts receivable from patient services, net of allowance for uncollectible accounts of $3,068 and $3,862 at June 30, 2005 and December 31, 2004, respectively	53,995	59,376
Deferred tax assets	—	30
Income taxes receivable	606	1,679
Prepaid expenses and other current assets	4,716	3,823

Total current assets	111,590	98,166
Property and equipment, net of accumulated depreciation	7,999	7,490
Goodwill	93,933	93,933
Intangibles, net of accumulated amortization	4,447	4,502

Total assets	$217,969	$204,091

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,805	$3,664
Accrued compensation	10,847	10,331
Accrued nursing home costs	9,871	9,932
Accrued Medicare cap	7,108	2,915
Other accrued expenses	9,145	8,060
Income taxes payable	445	—
Deferred tax liability	255	—
Current maturities of long-term debt	5	5

Total current liabilities	42,481	34,907

Deferred tax liability	8,593	7,095
Long term debt, less current maturities	6	9
Other liability	443	—
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value:
Authorized shares - 75,000,000
Issued and outstanding shares - 37,075,388 and 36,750,917 at June 30, 2005 and December 31, 2004, respectively	37	37
Additional paid-in capital	97,009	95,822
Deferred compensation	(1,836)	(2,148)
Retained earnings	101,236	88,636
Treasury stock, at cost, 2,515,434 and 1,648,600 shares outstanding at June 30, 2005 and December 31, 2004, respectively	(30,000)	(20,267)

Total stockholders’ equity	166,446	162,080

Total liabilities and stockholders’ equity	$217,969	$204,091

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ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Six months ended June 30,
	2005	2004
	(unaudited)	(unaudited)
Operating Activities
Net income	$12,600	$17,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,088	1,936
Amortization of debt issue costs	55	12
Stock-based compensation	312	119
Deferred tax expense	1,783	3,535
Tax benefit realized for stock option exercises	574	368
Provision for uncollectible accounts	3,301	3,024
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,080	(13,717)
Other current assets	180	1,457
Accounts payable, accrued nursing home costs,
accrued Medicare cap and other accrued expenses	7,762	2,362

Net cash provided by operating activities	30,735	16,309
Investing Activities
Cash paid for acquisitions and procurement of licenses	(291)	(28,742)
Increase in short-term investments	(28,633)	(2,433)
Purchase of property and equipment	(2,306)	(2,803)

Net cash used in investing activities	(31,230)	(33,978)
Financing Activities
Proceeds from issuance of common stock	613	696
Purchases of treasury stock	(9,733)	—
Payments on debt issue costs	—	(291)
Payments on debt	(3)	(2)

Net cash (used in) provided by financing activities	(9,123)	403

Net decrease in cash and cash equivalents	(9,618)	(17,266)
Cash and cash equivalents, beginning of period	24,851	38,284

Cash and cash equivalents, end of period	$15,233	$21,018

Supplemental Cash Flow Information
Interest paid	$38	$13
Income taxes paid	$4,349	$5,294
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